                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                           THE ARISTOTLE CORPORATION
                (Name of Registrant as Specified In Its Charter)


                  ____________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:
     2.   Aggregate number of securities to which transaction applies:
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     4.   Proposed maximum aggregate value of transaction:
     5.   Total fee paid:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:
     2.   Form, Schedule or Registration Statement No.:
     3.   Filing Party:
     4.   Date Filed:

                    [COMPANY (ARISTOTLE) LOGO APPEARS HERE]


                                October 21, 1996



Dear Stockholder,

     You are cordially invited to attend the 1996 Annual Meeting of Stockholders of The Aristotle Corporation to be held at 2:00 p.m. on Thursday, November 21, 1996 at the New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut.

     At the Annual Meeting, two persons will be elected to the Board of Directors. In addition, the Company will ask the Stockholders to approve the Company's plan to continue to pay the annual retainer that it pays to its non-employee Directors in Common Stock and to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

     It is very important that your shares of Common Stock be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete the accompanying form of proxy and return such form of proxy in the enclosed postage prepaid envelope. If you attend the Annual Meeting, you may revoke the proxy given on such form and vote in person if you wish, even if you have previously returned your form of proxy.

     I look forward to seeing you at the meeting.

                                 Sincerely,


                                 /s/ Paul McDonald

                                 Paul McDonald
                                 Chief Financial Officer
                                 and Secretary



                            YOUR VOTE IS IMPORTANT.
                       PLEASE RETURN YOUR PROXY PROMPTLY.

                    [COMPANY (ARISTOTLE) LOGO APPEARS HERE]


                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS
                 ---------------------------------------------

                        TO BE HELD ON NOVEMBER 21, 1996


          NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of The Aristotle Corporation (the "Company") will be held at 2:00 p.m. on Thursday, November 21, 1996 at the New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut. The purpose of the Annual Meeting is:

                (1) To elect two directors for three-year terms and until their successors are duly elected and qualified;

                (2) To approve the Company's plan to continue to pay the annual retainer that it pays to its non-employee Directors in Common Stock of the Company;

                (3) To ratify the appointment by the Board of Directors of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending June 30, 1997; and

                (4) To consider and take action upon any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

        It is not anticipated that any other matter will be brought before the 1996 Annual Meeting. If, however, other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

        The Board of Directors has fixed the close of business on October 7, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.


                                 By Order of the Board of Directors,


                                 /s/ Paul McDonald

                                 Paul McDonald
                                 Chief Financial Officer
                                 and Secretary
                                 October 21, 1996

                           THE ARISTOTLE CORPORATION
                                78 Olive Street
                          New Haven, Connecticut 06511
                                 (203) 867-4090

                             ----------------------

                                PROXY STATEMENT

                             ----------------------

               1996 Annual Meeting of Stockholders to be held on
                               November 21, 1996

                         _____________________________

                            SOLICITATION OF PROXIES

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of The Aristotle Corporation (the "Company"), a Delaware corporation, of proxies, in the accompanying form, to be used at the 1996 Annual Meeting of Stockholders to be held at the New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut on November 21, 1996 at 2:00 p.m., and at any adjournments or postponements thereof (the "Annual Meeting" or the "Meeting").

          Where the Stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the two nominees for director named herein, FOR the Company's plan to pay the annual retainer that it pays to its non-employee Directors in its common stock, par value $.01 per share ("Common Stock"), and FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending June 30, 1997 (collectively, the "Proposals"). Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting.

          A Stockholder may revoke his or her proxy at any time prior to its use: (i) by delivering to the Secretary of the Company at or before the Annual Meeting a signed notice of revocation or a later dated signed proxy; or (ii) by attending the Annual Meeting, notifying the Secretary, and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

          The presence at the Annual Meeting, in person or by proxy, of the holders of one-third of the Company's issued and outstanding Common Stock on the Record Date is necessary to constitute a quorum. All Stockholders who deliver properly executed and dated proxies to the Company prior to the date of the Annual Meeting will be deemed present at the Annual Meeting regardless of whether such proxies are marked to direct the proxy holders to vote for or against, or to abstain from voting on, the Proposals, or are not marked to indicate any voting direction. The approval of Proposal 1 requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. The approval of Proposals 2 and 3 requires the affirmative vote of a majority of the votes cast at the Annual Meeting. With respect to the tabulation of votes on any matter, abstentions are treated as votes against a proposal, while broker non-votes have no effect on the vote.

          The Board of Directors has fixed the close of business on October 7, 1996 as the record date (the "Record Date") for the determination of holders of outstanding shares of Common Stock entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 1,104,011 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share of Common Stock, in person or by proxy, on the Proposals. In addition, as of the Record Date, an aggregate of 249,664 shares of Preferred Stock of the Company (the "Preferred Stock") were outstanding. The Preferred Stock is divided into Series A, B, C and D and is entitled to cast one vote per share and to vote with the Common Stock as one class on all matters other than the election of directors and the appointment of accountants. The Common Stock and the Preferred Stock constitute the only outstanding capital stock of the Company.

          The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and personal solicitation by the directors, officers or employees of the Company. No additional compensation will be paid for such solicitation.

          This Proxy Statement and the accompanying proxy are being mailed on or about October 21, 1996 to all Stockholders entitled to notice of and to vote at the Meeting.

          The Annual Report to Stockholders for the fiscal year ended June 30, 1996 is being mailed to the Stockholders with this Proxy Statement, but does not constitute a part hereof.

                             ELECTION OF DIRECTORS

                                  (Proposal 1)

          The Amended Bylaws of the Company provide that the number of directors shall not be less than eight nor more than 15, as fixed by the Board of Directors. The Amended and Restated Certificate of Incorporation and the Amended Bylaws of the Company provide that the directors are divided into three classes, as equal in number as possible, with terms expiring in successive years. Directors are elected for terms of three years and until their successors are elected and qualified. At the Annual Meeting, three directors will be elected for three-year terms.

          As of the date of the last annual meeting, there were ten (10) directorships. Two directors, Mary Jane Burt and Marcus R. McCraven, will resign from the Board of Directors on November 21, 1996 prior to the Annual Meeting. Mr. McCraven has reached the mandatory retirement age for directors. Ms. Burt is leaving to spend more time on her increased business responsibilities. Effective November 21, 1996, the Board has reduced the number of directorships from ten (10) to eight (8).

          Pursuant to a Capital Contribution Agreement (the "Capital Contribution Agreement") dated November 19, 1993 between the Company, Aristotle Sub, Inc. ("ASI"), The Strouse, Adler Company ("Strouse") and the former shareholders of Strouse, in which the Company acquired indirect ownership of Strouse (the "Acquisition"), the Company agreed to appoint Alfred A. Kniberg and John C. Warfel to the Board of Directors.

Information as to Nominees and Continuing Directors

          It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as director of all of the persons named below as nominees, unless contrary instructions are given on the proxy. The Board of Directors believes that all of the nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fail to stand for election or becomes unable to accept election, the proxies will be voted for the election of such other person or persons as a majority of the Board of Directors may recommend.

          The following table sets forth the names of the Board of Directors' two nominees for election as directors. Also shown is certain other information, some of which has been obtained from the Company's records and some of which has been supplied by the nominees and continuing directors, with respect to each nominee's or director's principal occupation or employment during the past five years, his or her age at October 21, 1996, the periods during which he or she has served as a director of the Company and the positions currently held with the Company.


                                       Director of the    Positions Held with
   Nominees              Age           Company Since         the Company
   --------              ---           ---------------    -------------------
Barry R. Banducci         60               1993                  Director
Daniel J. Miglio          56               1990                  Director


    Barry R. Banducci has been self-employed as an investor/consultant since February 1994, having retired from The Equion Corporation, a manufacturer of automotive/industrial-related products, in

January 1994. Mr. Banducci served as the President, the Chief Executive Officer and a director of The Equion Corporation prior to his retirement in 1994. Mr. Banducci serves as the Chairman of the Board of Directors of TransPro, Inc., a publicly-held manufacturer of automotive-related products.

        Daniel J. Miglio is the Chairman and Chief Executive Officer of Southern New England Telecommunications Corporation ("SNET"), a publicly-held telecommunications company. He has been employed by SNET since 1962 and has previously served as its President and the Senior Vice President of Finance and Planning. Mr. Miglio is the Chairman and Chief Executive Officer of Southern New England Telephone Company, a subsidiary of SNET. Mr. Miglio also serves as a director of SNET.


                                       Director of the    Positions Held with
Continuing Directors           Age      Company Since         the Company
--------------------           ---     ---------------    -------------------
Directors with terms
 expiring in 1997:
Robert L. Fiscus              59           1991             Director
Betsy Henley-Cohn             44           1993             Director
John C. Warfel                44           1994             Director

Directors with terms
 expiring in 1998:
John J. Crawford              51           1989             Director, President,
                                                            Chief Executive
                                                            Officer and Chairman
                                                             of the Board
Alfred A. Kniberg             53           1994             Director and
                                                            President and
                                                            Chief Operating
                                                            Officer of Strouse
Sharon M. Oster               48           1992             Director


        John J. Crawford has been President and Chief Executive Officer of the Company since April 2, 1990 and Chairman of the Board since April 1993. Since July 1994, Mr. Crawford has served the Company in a part-time capacity. Mr. Crawford is also the Chief Executive Officer of the Regional Water Authority, a utility located in New Haven, Connecticut. Mr. Crawford is also a member of the Board of Directors of Webster Financial Corporation, a savings and loan holding company.

        Robert L. Fiscus is President and Chief Financial Officer of The United Illuminating Company, a publicly-held electric utility company, where he previously served as Executive Vice President and Chief Financial Officer. Mr. Fiscus has been employed by The United Illuminating Company since 1972. Mr. Fiscus is also a member of the Board of Directors of The United Illuminating Company.

        Betsy Henley-Cohn is Chairperson of Birmingham Utilities, Inc., a water utility in Ansonia, Connecticut, and Joseph Cohn & Son, Inc., in New Haven, Connecticut. Ms. Henley-Cohn has been employed by Birmingham Utilities, Inc. since 1993 and by Joseph Cohn & Son, Inc. since 1978. She also serves as a director of The United Illuminating Company.

        Alfred A. Kniberg has been the President and Chief Operating Officer of Strouse since 1989. Prior to joining Strouse, Mr. Kniberg spent 23 years with Playtex Apparel, Inc. ("Playtex"), serving in various senior sales and marketing positions. Immediately prior to joining Strouse, Mr. Kniberg held positions as Vice President/General Manager of Playtex International Division and for U.S. Private Label. In addition to appointing Mr. Kniberg as a director pursuant to the Capital Contribution Agreement, pursuant to the terms of an Employment Agreement between Mr. Kniberg and the Company, the Company has agreed to nominate Mr. Kniberg to the Board of Directors through the term of his Employment Agreement, currently expiring on December 31, 1998.

        Sharon M. Oster has been a Professor of Economics at the School of Organization and Management, Yale University since 1982. Ms. Oster is a director of two publicly-held companies, Health Care REIT, a real estate investment company, and TransPro, Inc., a manufacturer of automotive/industrial-related products.

        John C. Warfel has been the Senior Vice President, Administration and Finance of Starter Corporation, a leading sports apparel manufacturer since March 1995. He has been employed by Starter Corporation since 1988 and has previously served as its Chief Financial Officer.

Board of Directors' Committees and Nominations by Stockholders

        To select nominees for election as directors, the Board of Directors of the Company has appointed a Nominating Committee, which has made its nominations for the Annual Meeting. The Nominating Committee met once (1) during the year ended June 30, 1996. The members of this committee were Ms. Henley-Cohn and Messrs. Crawford and Kniberg. The Company's Amended Bylaws provide that to be eligible for nomination as a director of the Company, a person must be a resident of the State of Connecticut or have been previously a resident for at least three years. The Amended Bylaws further provide that nominations of persons for election to the Board of Directors may be made by the Board of Directors, or by any stockholder entitled to vote for the election of directors at the meeting who provides timely notice in writing to the Secretary of the Company and who complies with the requirement to set forth certain information specified in Article III, Section 13 of the Amended Bylaws concerning each person the stockholder proposes to nominate for election and the nominating stockholder. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 30 days nor more than 90 days prior to the date of the meeting, provided that at least 45 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders. Public disclosure of the date of the Annual Meeting was made by issuance of a press release on October 7, 1996. No stockholder nominations for directors have been submitted in connection with the Annual Meeting.

        The Board of Directors has appointed a standing Audit Committee, which during the year ended June 30, 1996 conducted three (3) meetings. The members of the Audit Committee were Mr. Fiscus, Mr. Warfel, Ms. Burt and Ms. Oster. The duties of the Audit Committee include reviewing the financial statements of the Company and the scope of the independent annual audit and internal audits. It also reviews the independent accountants' letter to management concerning the effectiveness of the Company's internal financial and accounting controls, and reviews and recommends to the Board of Directors the firm to be engaged as the Company's independent accountants. The Audit Committee may also examine and consider such other matters relating to the financial affairs and operations of the Company as it determines to be appropriate.

        The Board of Directors of the Company also has appointed a Human Resources and Stock Option Committee comprised of three directors, which during the year ended June 30, 1996 conducted one (1) meeting. The Human Resources and Stock Option Committee reviews the salary structure and policies of the Company, administers the Company's stock option plan, selects the eligible persons to whom stock options or stock appreciation rights will be granted, and prescribes the terms and provisions of each such option or right. The members of the Human Resources and Option Committee during the year ended June 30, 1996 were Messrs. McCraven and Miglio and Ms. Burt.

        During the year ended June 30, 1996, the Board of Directors of the Company held seven (7) meetings. During fiscal 1996, no director attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which he or she was a member.

Compensation of Directors

        During each fiscal year, directors of the Company, other than officers, each receive a retainer of $6,000, payable in Common Stock. The Common Stock is payable in six month intervals and is valued based on its average market value during the ten days preceding the payment date. In addition to the retainer, the Chairman and the members of board committees receive $350 or $300, respectively, for each committee meeting attended. During the year ended June 30, 1996, the Company did not pay the retainer. Accordingly, the Company has accrued a $6,000 retainer for each non-employee director, or an aggregate of $48,000.


                               EXECUTIVE OFFICERS

        The following table sets forth, as of October 21, 1996, the names of the Company's current executive officers who are not directors, their ages, and all positions held with the Company. All executive officers serve at the discretion of the Board of Directors, subject to Employment Agreements that the Company has entered into with each of the executive officers. See "Executive Compensation - Employment Agreements."


             Name                   Age           Position With Company
             ----                   ---           ---------------------

Joyce I. Baran                       49  Vice President of Merchandising and
                                          Design - Strouse

Paul M. McDonald                     43  Chief Financial Officer and Secretary -
                                          the Company; Chief Financial Officer
                                          and Secretary - Strouse

Barry Topf                           58  Vice President of Manufacturing -
                                          Strouse

The principal occupations of the executive officers for the last five years are set forth below.

        Joyce I. Baran has served as Vice President of Merchandising and Design of Strouse since 1990. Prior to joining Strouse, Ms. Baran was the Director of Design and Merchandising for Ithaca Industries, Inc., an intimate apparel manufacturer, and prior to that spent 20 years with Warnaco, Inc., an apparel manufacturer, in design and other product-related positions.

        Paul M. McDonald has been the Chief Financial Officer of the Company since November 1994. Mr. McDonald has been the Secretary of the Company since April 1994. In addition, Mr. McDonald has been the Chief Financial Officer and a Director of Strouse since 1989 and the Secretary of Strouse since September 1995. Prior to joining Strouse, Mr. McDonald was the Controller for Playtex's European operations.

        Barry Topf has been the Vice President of Manufacturing of Strouse since October 1996. From April 1994 to October 1996, Mr. Topf was a consultant and worked on operating and planning projects related to manufacturing for various companies, including Nantucket ("Guess") Industries and Natori. From September 1991 to April 1994, Mr. Topf was the Senior Vice President of Operations of Warners, a division of Warnaco, Inc.


                             EXECUTIVE COMPENSATION

        The following table sets forth certain information for the periods indicated regarding cash and other compensation paid to, earned by, or awarded to the Company's Chief Executive Officer and certain other executive officers of the Company (collectively, the "Named Officers") whose salary and bonus exceeded $100,000 during the fiscal year ended June 30, 1996.

                         Summary Compensation Table/1/

                                                                                              Long Term
                                                                      Annual Compensation     Compensation
                                                                    -----------------------   ------------
                                                                                               Options         All Other
            Name and Principal Position                   Year/2/    Salary $/3/  Bonus $/4/  Awarded/5/ #  Compensation $/6/
------------------------------------------------------    -------    -----------  ----------  ------------  -----------------

John J. Crawford                                             1996      $60,000/7/  $     0           0          $      0
  President, Chief Executive Officer and Chairman of         1995       60,000/7/        0      20,000                 0
  the Board - the Company                                    1994      143,600           0           0             8,217
Alfred A. Kniberg                                            1996      162,816           0           0             2,077
  President and Chief Operating Officer - Strouse            1995      162,816       5,634       2,545             1,810
                                                             1994      152,325      32,609           0             1,872
Joyce Baran                                                  1996      131,900           0           0             1,660
  Vice President Merchandising and Design - Strouse          1995      127,952       4,219       1,905             1,775
                                                             1994      116,503      24,117           0             1,119
Paul McDonald                                                1996      108,947           0           0             1,520
  Chief Financial Officer and Secretary - the Company;       1995      108,947       3,770       1,703             1,284
  Chief Financial Officer and Secretary - Strouse            1994      103,265      21,809           0             1,090
David S. Howell                                              1996       20,360           0           0           102,176
  Former Chairman and Chief Executive Officer - Strouse      1995      122,160       4,228       1,909             1,810
                                                             1994      106,659      24,465           0             1,070
Graeme M. Caulfield/8/                                       1996      108,947           0           0             1,243
  Former Vice President Manufacturing Operations - Strouse   1995      108,947       3,770       1,703             1,514
                                                             1994      103,295      21,809           0             1,038
----------------------------

/1/ The Capital Contribution Agreement provides that Messrs. Kniberg, McDonald, Howell and Caulfield and Ms. Baran, as former stockholders of Strouse (together with others, the "Former Strouse Stockholders"), are entitled to additional consideration, the amount of which is based upon the future net income before interest, dividends and income taxes of Strouse ("EBIT") for the twelve-month periods ended August 31, 1994, August 31, 1995 and August 31, 1996. The Summary Compensation Table does not include such additional consideration paid in the fiscal year ended June 30, 1994 to the Former Strouse Stockholders as former stockholders of Strouse. No such additional consideration was paid to the Former Strouse Stockholders for the twelve-month period ended August 31, 1995 or will be paid for the twelve-month period ended August 31, 1996 because Strouse did not achieve the EBIT targets for such twelve-month periods.

/2/ Compensation paid to Messrs. Kniberg, McDonald, Howell and Caulfield and Ms. Baran for the fiscal year ended June 30, 1994 includes compensation paid by the Company and by Strouse prior to its acquisition by the Company.

/3/ Pursuant to the terms of the Employment Agreements, if the EBIT of Strouse was greater than $1,950,000 for the twelve-month period ended August 31, 1996, Messrs. Kniberg, McDonald and Caulfield and Ms. Baran could have received a 6% increase in their annual salaries, effective June 1, 1996. However, Strouse did not achieve the $1,950,000 EBIT target and such 6% increase in annual salaries will not be paid. See "Executive Compensation - Employment Agreements."

/4/ Pursuant to the terms of the Employment Agreements, if EBIT of greater than $2,022,000 for the twelve-month period ended August 31, 1996 was achieved, the Named Officers, excluding Mr. Crawford, could have received bonuses for the period from September 1, 1995 through June 30, 1996. However, Strouse did not achieve the $2,022,000 EBIT target and such bonuses will not be paid. Amounts of bonuses for the fiscal year ended June 30, 1995 for Messrs. Kniberg, McDonald, Howell and Caulfield and for Ms. Baran reflect bonuses earned for the months of July and August 1994. See "Executive Compensation - Employment Agreements."

/5/ Options awarded to Mr. Crawford are options to purchase Common Stock. Options awarded to all other Named Officers are options (the "ASI Options") to purchase common stock of ASI (the "ASI Common Stock"). Contemporaneously with the award of any ASI Option, the Named Officers are issued an identical number of warrants by the Company that enable the Named Officers, after the exercise of the ASI Options, to convert each share of ASI Common Stock into one share of Common Stock after April 12, 1996 for no additional consideration. ASI Options are awarded in each fiscal year pursuant to the terms of the Employment Agreements. See "Executive Compensation - Employment Agreements."

/6/ Other compensation for Mr. Crawford in fiscal 1994 is term life insurance premiums paid on Mr. Crawford's behalf. Other compensation for Mr. Howell in fiscal 1996 includes $376 to be paid as a matching contribution pursuant to the Strouse Cash or Deferral Profit Sharing Plan (the "Plan") and $101,800 paid as a severance payment pursuant to the Employment Agreement between the Company and Mr. Howell as a result of Mr. Howell resigning from his positions as an officer and director of the Company and Strouse, effective August 31, 1995. Other compensation for the Named Officers, excluding Mr. Crawford for all fiscal years and Mr. Howell in fiscal 1996, is comprised of the following: in fiscal 1996, $650, $120, $120 and $285 paid for term life insurance premiums and an estimated $1,427, $1,400, $1,123 and $1,375 to be paid as a matching contribution pursuant to the Plan for Messrs. Kniberg, McDonald and Caulfield and Ms. Baran, respectively; in fiscal 1995, $650, $120, $375, $117 and $271 paid for term life insurance premiums and $1,605, $1,164, $1,435, $1,397 and $1,504 paid as a matching contribution pursuant to the Plan for Messrs. Kniberg, McDonald, Howell and Caulfield and Ms. Baran, respectively; and in fiscal 1994, $601, $109, $229, $70 and $228 paid for term life insurance premiums and $1,271, $981, $841, $968 and $891 paid as a matching contribution pursuant to the Plan for Messrs. Kniberg, McDonald, Howell and Caulfield and Ms. Baran, respectively.

/7/ In fiscal 1996, salary includes $20,000 in treasury shares of Common Stock to be issued to Mr. Crawford. In fiscal 1995, salary includes 4,405 treasury shares of Common Stock issued to Mr. Crawford as salary. The fair market value of the 4,405 shares on the date of grant was $20,000.

/ 8/ Mr. Caulfield resigned from his position as an officer of Strouse, effective October 11, 1996.


                       Option Grants in Last Fiscal Year

     There were no stock options granted to the Named Officers during the Company's last fiscal year.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

     The following table sets forth certain information regarding unexercised stock options held as of June 30, 1996 by the Named Officers. No stock options were exercised by the Named Officers during the past fiscal year.



                        Number of Securities        Value of Unexercised
                       Underlying Unexercised       In-the-Money Options
                      Options at FY-End/1/ (#)        at FY-End/2/ ($)
                     -----------  -------------  -----------  -------------
      Name           Exercisable  Unexercisable  Exercisable  Unexercisable
-------------------  -----------  -------------  -----------  -------------

John J. Crawford...      22,500       10,000           0            0

Alfred A. Kniberg..      2,545             0           0            0

Joyce Baran........      1,905             0           0            0

Paul McDonald......      1,703             0           0            0

David S. Howell....      1,909             0           0            0

Graeme Caulfield...      1,703             0           0            0
-----------------------

/1/ Options awarded to Mr. Crawford are options to purchase Common Stock. Options awarded to all other Named Officers are ASI Options to purchase ASI Common Stock. Contemporaneously with the award of any ASI Option, the Named Officers are issued an identical number of warrants by the Company that enable the Named Officers, after the exercise of the ASI Options, to convert each share of ASI Common Stock into one share of Common Stock after April 12, 1996 for no additional consideration. ASI Options are awarded in each fiscal year pursuant to the terms of the Employment Agreements. See "Executive Compensation - Employment Agreements."

/2/ All of the options held by the Named Officers have exercise prices that are greater than the fair market value of the Common Stock as of June 28, 1996, which was $3.00 per share. Such options are not "in-the-money" and their value is, therefore, zero. Since the ASI Common Stock is convertible into Common Stock for no additional consideration, the closing bid price per share of the Common Stock on June 28, 1996 has been used as the market price of the ASI Common Stock on June 30, 1996.


Employment Agreements

     In connection with the Acquisition, the Company entered into Employment Agreements (the "Employment Agreements") in April 1994 with Messrs. Kniberg and McDonald and Ms. Baran. Pursuant to the Employment Agreements such officers currently receive base salaries of $162,816, $108,947 and $131,900, respectively. The Employment Agreements are for five (5) year terms ending in 1999. In addition to providing for base annual salaries, such agreements provide for (a) 6% annual increases if certain levels of future net income before interest, dividends and income taxes of Strouse ("EBIT") are achieved; and (b) an annual cash bonus and stock option to purchase Common Stock of ASI (the "ASI Common Stock") if certain other levels of EBIT are achieved. The minimum level of EBIT, as defined for such purpose in the Employment Agreements, required in order for such employees to receive the 6% annual increases under the Employment Agreements is $1,950,000 for the twelve-months ended August 31, 1996, and is an amount to be determined by the Board of Directors for the twelve-months ended August 31, 1997 and 1998. The minimum level of EBIT, as defined for such purpose in the Employment Agreements, required in order for such employees to receive a cash bonus and stock option under the Employment Agreements is an amount to be determined by a majority of such employees and a majority of the members of the Board of Directors with respect to the twelve months ended August 31, 1996 and subsequent years. The minimum level of EBIT of Strouse for the twelve months ended

August 31, 1996 has been set by the employees and the Board of Directors at $1,998,250. The annual bonus increases proportionately from 20% of salary for achieving the minimum level of EBIT to 100% of salary for achieving EBIT of more than double the minimum level of EBIT. The annual stock option increases proportionately from 10,000 shares of ASI Common Stock for achieving the minimum level of EBIT to 20,000 shares for achieving EBIT of more than double the minimum level of EBIT. The stock options will be exercisable at the market price on the date that they are granted. The number of stock options granted to each employee will be based on the amount of his or her salary in relation to the amounts of the salaries of the other employees who are parties to such Employment Agreements. Strouse did not achieve either of the EBIT targets for the twelve-months ended August 31, 1996. The Employment Agreements also provide that if an employee's employment is terminated without cause, then the Company will pay the employee a severance payment equal to one year's salary and bonus, payable in twelve (12) monthly installments.


                              CERTAIN TRANSACTIONS

     New England Resources Limited Partnership, an entity affiliated with David Howell and Ann-Marie Howell, stockholders owning more than 5% of the Preferred Stock, leases to Strouse its principal facility located in New Haven, Connecticut. The rent paid by Strouse under such lease for the fiscal year ended June 30, 1996 was approximately $432,000 and the average rent under the lease was $3.75 per square foot. The rent paid by Strouse under such lease for the fiscal year ended June 30, 1995 was $449,509.

     In connection with the Acquisition, Messrs. Kniberg and McDonald (collectively, the "Borrowers") borrowed $298,358 and $184,660 (collectively, the "Loans"), respectively, from the Company. The Borrowers used the Loans to exercise options to purchase Strouse stock. The current outstanding principal balances of the Loans are $149,179 and $92,330, respectively and the largest amounts outstanding during fiscal 1996 were $149,179 and $92,330, respectively. The Borrowers pledged to the Company an aggregate of 24,151 shares of preferred stock of ASI (the "ASI Preferred Stock") to secure the repayment of the Loans. Interest accrues on the Loans at a rate of 8.9% per annum, and is payable quarterly. One-half of the principal balance of the Loans is payable on April 11, 1997 and one-half is payable on April 11, 1998. Payment of the principal amount of the Loans may be delayed if the Company has not registered certain shares of its Common Stock under applicable federal and state securities laws upon the request of the Borrowers.

              STOCK OWNED BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of October 7, 1996, certain information regarding beneficial ownership of the Common Stock and the Preferred Stock by:
(i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of either the Common Stock or the Preferred Stock; (ii) each director of the Company; (iii) each executive officer of the Company who is a Named Officer; and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares and the address for each such person is The Aristotle Corporation, 78 Olive Street, New Haven, Connecticut. In preparing the following table, the Company has relied on information furnished by such persons. Based upon a review of all reports furnished to the Company that were required to be filed pursuant to Section 16 of the Securities and Exchange Act of 1934, each of the Company's twelve (12) executive officers and directors, other than Mr. Kniberg, did not timely file one Form 4 each to report two acquisitions of Common Stock. In addition, Ms. Henley-Cohn did not timely file one Form 4 to report two dispositions of Common Stock and Ms. Oster did not timely file one Form 4 to report one acquisition of Common Stock.


                                                          Number of Shares
                                                          of Capital Stock           Percent of Class and
                                                       Beneficially Owned/ 1/          Voting Power/ 2/
                                                       ------------------------   ----------------------------
             5% Stockholders, Directors                  Common       Preferred    Common   Preferred   Voting
               and Executive Officers                     Stock         Stock       Stock     Stock      Power
             ---------------------------                  -----         -----       -----     -----      -----

5% Stockholders:
 Howell Resource Partners/ 3/........................         0        102,237        *  %    40.95%    7.55%
 David S. Howell.....................................     1,570/4/     102,237/5/     *       40.95     7.67
 Ann-Marie Howell....................................     1,570/6/     102,237/5/     *       40.95     7.67
 Alfred A. Kniberg...................................         0         75,374        *       30.19     5.57
 Graeme M. Caulfield/ 7/.............................         0         19,234        *        7.70     1.42
 Paul McDonald.......................................         0         19,532/8/     *        7.82     1.44
 Richard Sheldon/ 9/.................................         0         15,744        *        6.31     1.16
Directors (excluding Mr. Kniberg):
 John J. Crawford....................................    62,123/10/          0      5.33         *      4.39
 Barry R. Banducci...................................     4,223/11/          0        *          *        *
 Mary Jane Burt......................................     5,123/12/          0        *          *        *
 Robert L. Fiscus....................................     5,523/13/          0        *          *        *
 Betsy Henley-Cohn...................................    26,563/14/          0      2.40         *      1.96
 Marcus R. McCraven..................................     3,861/15/          0        *          *        *
 Daniel J. Miglio....................................     5,323/16/          0        *          *        *
 Sharon M. Oster.....................................     6,143/17/          0        *          *        *
 John C. Warfel......................................     2,616/18/          0        *          *        *
Named Officers (excluding Messrs. Crawford,
 Kniberg, McDonald, Howell and Caulfield):
 Joyce Baran.........................................         0          4,797        *        1.92       *
                                                       ------------- -----------  -------    -------   ------
All Executive Officers and Directors as a group/19/
 (13 persons)........................................   116,498         99,703     10.18      39.93    15.51
                                                       ============= ============ ========   =======   ======
--------------

*   Less than 1%
/1/ The table does not include warrants (the "Warrants") issued by the Company to Howell Resource Partners ("HRP"), Alfred A. Kniberg, Graeme M. Caulfield, Paul McDonald, Richard Sheldon, and Joyce Baran as former stockholders of Strouse in connection with the Acquistion. The Warrants permit the holders thereof to exchange the ASI Common Stock and ASI Preferred Stock held by them for an aggregate of 339,082 shares of Common Stock at various times between April 1996 and April 2001. The table also does not include the $6,000 retainer that is payable in Common Stock to each of the eight (8) non-employee directors for fiscal 1996. If the retainer was paid on October 7, 1996, each non-employee director would have received 1,600 shares of Common Stock, or .12% of the total voting power of the Company's capital stock.

/2/ Percentages are calculated by including as part of the total number of issued and outstanding shares of Common Stock those stock options which are currently exercisable by the individual whose share ownership percentage is being calculated, in accordance with the applicable securities regulations.

/3/ HRP is a general partnership whose general partners are David S. Howell and Ann-Marie Howell. HRP is the direct beneficial owner of such 102,237 shares. The address of HRP and Mr. and Mrs. Howell is 151 River Road, Essex, Connecticut

/4/ Includes 1,000 shares held by Mr. Howell jointly with his wife, Ann-Marie Howell; 500 shares held by Mr. Howell's mother, Alice L. Howell; and 70 shares held by Mr. Howell's step-son, Eric M. Hines. Mr. Howell disclaims beneficial ownership of the 570 shares held by his mother and step-son.

/5/ Mr. Howell and Mrs. Howell are the general partners of HRP (discussed in footnote 3 above), and have the power to vote the 102,237 shares. Mr. Howell and Mrs. Howell therefore share voting and dispositive power with respect to the 102,237 shares and are indirect beneficial owners of such shares.

/6/  Includes 1,000 shares held by Mrs. Howell jointly with her husband, David
     S. Howell; 500 shares held by Mrs. Howell's mother-in-law, Alice L. Howell; and 70 shares held by Mrs. Howell's son, Eric M. Hines. Mrs. Howell disclaims beneficial ownership of the 570 shares held by her mother-in-law and son.

/7/  The address of Mr. Caulfield is 12 Potterhill Drive, Guilford,
     Connecticut.

/8/ Includes 16,659 shares held by Mr. McDonald directly and 2,873 shares held by Janney Montgomery Scott, Inc. under a custodial agreement for Mr. McDonald's benefit. Mr. McDonald disclaims beneficial ownership of the 2,873 shares held by Janney Montgomery Scott, Inc.

/9/  The address of Mr. Sheldon is 38 Hungerford Street, Hartford, Connecticut.

/10/ Includes 19,993 shares held by Mr. Crawford directly; 5,000 shares held in trust for which Mr. Crawford serves as custodian with power to vote the shares; 4,580 shares held in his wife's name; 50 shares held in the name of his daughter; and stock options, which are currently exercisable, to purchase 32,500 shares.

/11/ Includes 3,265 shares held by Mr. Banducci directly; and stock options, which are currently exercisable, to purchase 958 shares.

/12/ Includes 3,686 shares held by Ms. Burt directly; and stock options, which are currently exercisable, to purchase 1,437 shares.

/13/ Includes 4,086 shares held by Mr. Fiscus directly; and stock options, which are currently exercisable, to purchase 1,437 shares.

/14/ Includes 3,265 shares held by Ms. Henley-Cohn directly; 14,340 shares held in trusts in which Mrs. Henley-Cohn has the power to vote the shares; 8,000 shares held equally by Ms. Henley-Cohn's son and daughter, 5,000 of which are disclosed in footnote 10 above as part of Mr. Crawford's shares held in trust for which Mr. Crawford serves as custodian with power to vote the shares; and stock options, which are currently exercisable, to purchase 958 shares.

/15/ Includes 3,850 shares held by Mr. McCraven directly; and 11 shares held in Mr. McCraven's wife's name.

/16/ Includes 3,886 shares held by Mr. Miglio directly; and stock options, which are currently exercisable, to purchase 1,437 shares.

/17/ Includes 4,706 shares held by Ms. Oster directly; and stock options, which are currently exercisable, to purchase 1,437 shares.

/18/ Includes 2,137 shares held by Mr. Warfel directly; and stock options, which are currently exercisable, to purchase 479 shares.

/19/ In addition to the foregoing capital stock of the Company, HRP, Messrs.
     Kniberg, Caulfield, McDonald and Sheldon and Ms. Baran own 24,446, 18,832, 7,312, 7,397, 4,590 and 3,302 shares of ASI Common Stock, respectively (assuming that all of the ASI Options held by such individuals are exercised). HRP and Mr. Kniberg own 2.1% and 1.6%, respectively, of the ASI Common Stock. None of the other stockholders owns more than 1% of the ASI Common Stock. HRP, Messrs. Kniberg, Caulfield, McDonald and Sheldon and Ms. Baran also own 92,784, 68,405, 16,834, 17,096, 13,780 and 4,199 shares of
     ASI Preferred Stock, respectively, representing 41.3%, 30.5%, 7.5%, 7.6%, 6.1%, and 1.9%, respectively, of the issued and outstanding ASI Preferred Stock. Pursuant to the Warrants described in footnote 1, the ASI Common Stock and the ASI Preferred Stock may be exchanged for Common Stock at various times between April 1996 and April 2001. Assuming that all of the ASI Preferred Stock and the ASI Common Stock were converted to Common Stock, as of October 7, 1996 (even though all of such ASI stock is not currently convertible), HRP, Mr. Howell, Mrs. Howell, Mr. Kniberg, Mr. Caulfield, Mr. McDonald, Mr. Sheldon and Ms. Baran would own 8.24%, 8.35%, 8.35%, 7.38%, 2.00%, 2.03%, 1.54%, and .60% of the total voting power of the Company's capital stock.

  THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING IS REQUIRED TO ELECT THE NOMINEES FOR DIRECTOR. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR.

                    THE COMPANY'S PLAN TO PAY THE DIRECTOR'S
                        ANNUAL RETAINER IN COMMON STOCK

                                  (Proposal 2)

        Directors of the Company, other than officers, each receive a retainer of $6,000 each fiscal year for their service on the Board of Directors. The Common Stock is payable in six month intervals and is valued based on its average market value during the ten days preceding the payment date. Since November 1992, the Company has paid this retainer with treasury stock in order to conserve the Company's cash funds. The Company's program pursuant to which it pays the annual retainer to its non-employee directors with Common Stock is referred to herein as the "Director Compensation Program." The Company intends to continue this Director Compensation Program and, once it has used all of its currently held treasury stock, to purchase shares of Common Stock in the open market in order to pay the retainer.

        The Company is seeking Stockholder approval of the Director Compensation Program because the Company may, at a future date, apply to list the Common Stock on the Nasdaq National Market. The Common Stock is currently listed on the Nasdaq SmallCap Market. The Nasdaq Stock Market rules that relate to National Market companies require that stockholders approve plans pursuant to which officers or directors may be issued more than the lesser of: (i) one percent (1%) of the issuer's outstanding common stock; (ii) one percent (1%) of the issuer's outstanding voting power; or (iii) 25,000 shares. Although the Company believes that this rule might not apply to the Director Compensation Program if the Company were a National Market company, it is seeking Stockholder approval of the Director Compensation Program in order to simplify any future application for listing of the Common Stock on the Nasdaq National Market. There can be no assurance that the Company will apply for the listing of the Common Stock on the Nasdaq National Market, and if it does so apply, that its application would be accepted.

        In the event that approval of the Director Compensation Program is not obtained at the Annual Meeting, the Company will reconsider the Director Compensation Program.

        Unless otherwise indicated, properly executed proxies will be voted in favor of the Director Compensation Program.

        THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE DIRECTOR COMPENSATION PROGRAM. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE DIRECTOR COMPENSATION PROGRAM.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

                                  (Proposal 3)

        On September 26, 1996, the Board of Directors re-appointed Arthur Andersen LLP ("Arthur Andersen") to serve as independent accountants for the Company for the fiscal year ending June 30, 1997. The Board proposes that the Stockholders ratify this appointment, although such ratification is not required under Delaware law or the Company's Amended and Restated Certificate of Incorporation or Amended Bylaws. Arthur Andersen audited the Company's financial statements for the fiscal year ended June 30, 1996. The Company expects that representatives of Arthur Andersen will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

        In the event that ratification of the appointment of Arthur Andersen as the independent public accountants for the Company is not obtained at the Annual Meeting, the Board of Directors will reconsider its appointment.

        Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Arthur Andersen, independent certified public accountants, to audit the books and accounts of the Company for the fiscal year ending June 30, 1997.

        THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING IS REQUIRED TO RATIFY THE APPOINTMENT OF THE ACCOUNTANTS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN AS INDEPENDENT ACCOUNTANTS.

        Richard A. Eisner & Company LLP ("Eisner & Company") served as independent accountants for the six-month period ending June 30, 1993 and for the fiscal year ending June 30, 1994. Since Arthur Andersen was Strouse's accountants prior to the Acquisition, the Board of Directors, at the recommendation of the Audit Committee, appointed Arthur Andersen as the Company's accountants for the fiscal year ended June 30, 1995.

        Eisner & Company expressed opinions on the financial statements of the Company in its reports for the six-month period ending June 30, 1993 and the fiscal year ended June 30, 1994 (the "Eisner & Company Reports"). However, the Eisner & Company Reports contained disclosures relating to the continued uncertainty arising from a certain class action litigation against the Company and expressed substantial doubt about whether the Company could continue as a going-concern as a result of actions, if any, which could be asserted arising from the activities of the Company's former subsidiary, First Constitution Bank. During fiscal 1996, the Company settled these matters. As of June 30, 1993, the Company changed its fiscal year end from December 31 to June 30.

        There were no disagreements with Eisner & Company during the six-month period ending June 30, 1993 or the fiscal year ended June 30, 1994 as to any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Eisner & Company, would have caused it to make a reference to the subject matter of the disagreements in connection with its reporting.

        Prior to Arthur Andersen's appointment in 1994, the Company discussed with Arthur Andersen the current financial condition of, and related issues with respect to, the Company. In addition, management of the Company discussed with Arthur Andersen the nature of the audit opinion that it was contemplated that Eisner & Company would render for the fiscal year ended June 30, 1994. Arthur Andersen advised the Company that, based on the facts known to Arthur Andersen at that time, Arthur Andersen believed it would be able to render an opinion for the fiscal year ended June 30, 1994. However, Arthur Andersen advised the Company that since Arthur Andersen had not performed an audit for the fiscal year ended June 30, 1994, Arthur Andersen was unable to confirm to the Company what form of opinion would have been rendered by Arthur Andersen with respect to such fiscal year. There were no pre-conditions to the appointment of Arthur Andersen. The Company authorized Eisner & Company to respond fully to the inquiries of Arthur Andersen concerning the foregoing.


                     DEADLINE FOR SUBMISSION OF STOCKHOLDER
                       PROPOSALS TO BE PRESENTED AT 1997
                         ANNUAL MEETING OF STOCKHOLDERS

        Any proposal intended to be presented by any stockholder for action at the 1997 Annual Meeting of stockholders of the Company must be received by the Secretary of the Company at 78 Olive Street, New Haven, Connecticut 06511, not later than July 24, 1997, in order for the proposal to be considered for inclusion in the proxy statement and proxy relating to the 1997 Annual Meeting. In addition, the Company's Amended Bylaws require that notice of stockholder proposals and nominations for director be delivered to the Secretary of the Company not less than thirty (30) days nor more than ninety (90) days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than forty-five (45) days prior to the date of such meeting, in which event stockholders may deliver such notice not later than the fifteenth (15th) day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 1997 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.


                                 OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in their discretion.

                                 By Order of the Board of Directors

                                 /s/ Paul McDonald

                                 Paul McDonald
                                 Chief Financial Officer
                                 and Secretary
                                 October 21, 1996

                                  Appendix 1
                                  ----------

                                     PROXY
                                     -----


                           THE ARISTOTLE CORPORATION
                                78 Olive Street
                          New Haven, Connecticut 06511

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders
                               November 21, 1996

          John J. Crawford and Alfred A. Kniberg, or any of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to vote all stock of The Aristotle Corporation owned on the record date by the undersigned at the Annual Meeting of Stockholders to be held at the New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut, at 2:00 p.m., on November 21, 1996, or any adjournments or postponements thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form as set forth in the Notice of 1996 Annual Meeting and the Proxy Statement.

        Nominees for Election as Directors: Barry R. Banducci and Daniel J. Miglio.

        (Shares cannot be voted unless this proxy form is signed and returned, or other specific arrangements are made to have the shares represented at the meeting.)

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

        The Company's Directors recommend a vote FOR the proposals numbered 1, 2 and 3. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS NUMBERED 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES AS TO OTHER MATTERS.

     1.   Election of Directors (see reverse)

            [_] FOR        [_] WITHHELD


     [_]___________________________________________________________________
          For all nominees except as noted above

     2. Approve the Company's plan to pay the annual retainer that it pays to its directors in Common Stock of the Company.

          [_] FOR               [_] AGAINST           [_] ABSTAIN

     3.   Ratify Appointment of Accountants

          [_] FOR               [_] AGAINST           [_] ABSTAIN


     Please mark, sign, date and return this proxy promptly in the enclosed postage prepaid envelope.

   MARK HERE FOR ADDRESS                MARK HERE IF YOU PLAN
   CHANGE AND NOTE AT LEFT  [_]         TO ATTEND THE MEETING   [_]


     Please sign your name below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title or capacity. If a corporation, please sign in corporate name by an authorized officer and give title. If a partnership, please sign in partnership name by an authorized person.


Signature: ______________________________     Date _______________________


Signature: ______________________________     Date _______________________